Exhibit 2.01


              ACQUISITION OF ADVANCED INFLUENZA TECHNOLOGIES, INC.
                                       by
                                  CYTODYN, INC.


                        AGREEMENT AND PLAN OF ACQUISITION


         This Agreement and Plan of Acquisition (Agreement) is entered into by and between Advanced Influenza Technologies, Inc., a Florida corporation (AITI), UTEK CORPORATION, a Delaware corporation (UTEK), and CYTODYN, Inc., a Colorado corporation (CYDY).

         WHEREAS, UTEK owns 100% of the issued and outstanding shares of common stock of AITI (AITI Shares);

         WHEREAS, before the Closing Date, AITI will acquire the licenses for the fields of use as described in the Exclusive and Non-Exclusive License Agreements and Sponsored Research Agreement (SRA) as described which is attached hereto as part of Exhibit A and made a part of this Agreement (License and SRA Agreements) and the rights to develop and market a patented and proprietary technology for the fields of uses specified in the License and SRA Agreements (Technology);

         WHEREAS, the parties desire to provide for the terms and conditions upon which AITI will be acquired by CYDY in a stock-for-stock exchange (Acquisition) in accordance with the respective corporation laws of their state, upon consummation of which all AITI Shares will be owned by CYDY, and all issued and outstanding AITI Shares will be exchanged for common stock of CYDY with terms and conditions as set forth more fully in this Agreement; and

         WHEREAS, for federal income tax purposes, it is intended that the Acquisition qualifies within the meaning of Section 368 (a)(1)(B) of the Internal Revenue Code of 1986, as amended (Code).

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are by this Agreement acknowledged, the parties agree as follows:

                                    ARTICLE 1
                         THE STOCK-FOR-STOCK ACQUISITION

         1.01     The Acquisition
                  ---------------

                  (a) Acquisition Agreement. Subject to the terms and conditions of this Agreement, at the Effective Date, as defined below, all AITI Shares shall be acquired from UTEK by CYDY in accordance with the respective corporation laws of their states and the provisions of this Agreement and the separate corporate existence of AITI, as a wholly-owned subsidiary of CYDY, shall continue after the closing.

                  (b) Effective Date. The Acquisition shall become effective (Effective Date) upon the execution of this Agreement and closing of the transaction.

         1.02 Exchange of Stock. At the Effective Date, by virtue of the Acquisition, all of the AITI Shares that are issued and outstanding at the Effective Date shall be exchanged for 2,000,000 unregistered shares of common stock of CYDY (CYDY Shares) as follows:

         Shareholder                        Number of CYDY Shares
         -----------                        ---------------------
         UTEK Corporation                          2,000,000

                                      Total        2,000,000


         1.03     Effect of Acquisition.
                  ----------------------

                  (a) Rights in AITI Cease. At and after the Effective Date, the holder of each certificate of common stock of AITI shall cease to have any rights as a shareholder of AITI.

                  (b) Closure of AITI Shares Records. From and after the Effective Date, the stock transfer books of AITI shall be closed, and there shall be no further registration of stock transfers on the records of AITI.

         1.04 Closing. Subject to the terms and conditions of this Agreement, the Closing of the Acquisition shall be the date of the last executed signature affixed to this Agreement, but in no event later than July __, 2006.

                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

         2.01 Representations and Warranties of UTEK and AITI. UTEK and AITI jointly and severally represent and warrant to CYDY that the facts set forth below are true and correct:

                  (a) Organization. AITI and UTEK are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation, and they have the requisite power and authority to conduct their business and consummate the transactions contemplated by this Agreement. True, correct and complete copies of the articles of incorporation, bylaws and all corporate minutes of AITI have been provided to CYDY and such documents are presently in effect and have not been amended or modified.

                  (b) Authorization. The execution of this Agreement and the consummation of the Acquisition and the other transactions contemplated by this Agreement have been duly authorized by the board of directors and shareholder of AITI and the board of directors of UTEK; no other corporate action by the respective parties is necessary in order to execute, deliver, consummate and perform their respective obligations hereunder; and AITI and UTEK have all requisite corporate and other authority to execute and deliver this Agreement and consummate the transactions contemplated by this Agreement.

                  (c) Capitalization. The authorized capital of AITI consists of 1,000,000 shares of common stock with a par value $.01 per share. At the date of this Agreement, 1,000 AITI Shares are issued and outstanding as follows:

         Shareholder                        Number of AITI Shares
         -----------                        ---------------------

         UTEK Corporation                               1000

All issued and outstanding AITI Shares have been duly and validly issued and are fully paid and non-assessable shares and have not been issued in violation of any preemptive or other rights of any other person or any applicable laws. AITI is not authorized to issue any preferred stock. All dividends on AITI Shares which have been declared prior to the date of this Agreement have been paid in full. There are no outstanding options, warrants, commitments, calls or other rights or Agreements requiring AITI to issue any AITI Shares or securities convertible, exercisable or exchangeable into AITI Shares to anyone for any reason whatsoever. None of the AITI Shares is subject to any charge, claim, condition, interest, lien, pledge, option, security interest or other encumbrance or restriction, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

                  (d) Binding Effect. The execution, delivery, performance and consummation of this Agreement, the Acquisition and the transactions contemplated by this Agreement will not violate any obligation to which AITI or UTEK is a party and will not create a default under any such obligation or under any Agreement to which AITI or UTEK is a party. This Agreement constitutes a legal, valid and binding obligation of AITI, enforceable in accordance with its terms, except as the enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditor's rights generally and by the availability of injunctive relief, specific performance or other equitable remedies.

                  (e) Litigation Relating to this Agreement. There are no suits, actions or proceedings pending or, to the best of AITI 's and UTEK's knowledge, information and belief, threatened, which seek to enjoin the Acquisition or the transactions contemplated by this Agreement or which, if adversely decided, would have a materially adverse effect on the business, results of operations, assets or prospects of AITI .

                  (f) No Conflicting Agreements. Neither the execution and delivery of this Agreement nor the fulfillment of or compliance by AITI or UTEK with the terms or provisions of this Agreement nor all other documents or agreements contemplated by this Agreement and the consummation of the transaction contemplated by this Agreement will result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, AITI 's or UTEK's articles of incorporation or bylaws, the Technology, the License and SRA Agreements, or any agreement, contract, instrument, order, judgment or decree to which AITI or UTEK is a party or by which AITI or UTEK or any of their respective assets is bound, or violate any provision of any applicable law, rule or regulation or any order, decree, writ or injunction of any court or government entity which materially affects their respective assets or businesses.

                  (g) Consents. No consent from or approval of any court, governmental entity or any other person is necessary in connection with execution and delivery of this Agreement by AITI and UTEK or performance of the obligations of AITI and UTEK hereunder or under any other agreement to which AITI or UTEK is a party; and the consummation of the transactions contemplated by this Agreement will not require the approval of any entity or person in order to prevent the termination of the Technology, the License and SRA Agreements, or any other material right, privilege, license or agreement relating to AITI or its assets or business.

                  (h) Title to Assets. AITI has or has agreed to enter into the agreements as listed on Exhibit A attached hereto. These agreements and the assets shown on the balance sheet of attached Exhibit B are the sole assets of AITI. Except as set forth on Schedule 2.01(h), AITI has good and marketable title to its assets, free and clear of all liens, claims, charges, mortgages, options, security agreements and other encumbrances of every kind or nature whatsoever. On the Closing Date, AITI will have good and marketable title to its assets, free and clear of all liens, claims, charges, mortgages, options, security agreements and other encumbrances of every kind and nature whatsoever.

                  (i)       Intellectual Property

                           (1) The University of Massachusetts Medical School in
Worcester, MA (UMASS) invented and owns the Technology and has all right, power, authority and ownership and entitlement to file, prosecute and maintain in effect the Patent application with respect to the Inventions listed in Exhibit A hereto.

                           (2) The License and SRA Agreements between UMASS and
AITI covering the Inventions is legal, valid, binding and will be enforceable in accordance with its terms as contained in Exhibit A.

                           (3) Except as otherwise set forth in this Agreement,
CYDY acknowledges and understands that AITI and UTEK make no representations and provide no assurances that the rights to the Technology and Intellectual Property contained in the License and SRA Agreements do not, and will not in the future, infringe or otherwise violate the rights of third parties; however, AITI and UTEK have no knowledge of pending or threatened claims by, or any basis for any claims by, any third parties alleging such infringement or other violation, and

                           (4) Except as otherwise expressly set forth in this
Agreement, AITI and UTEK make no representations and extend no warranties of any kind, either express or implied, including, but not limited to warranties of merchantability, fitness for a particular purpose, non-infringement and validity of the Intellectual Property.

                  (j) Liabilities of AITI . AITI has no assets (except as set forth in Section 2.01 (h)), no liabilities or obligations of any kind, character or description except those listed on the attached schedules and exhibits.

                  (k) Financial Statements. The unaudited financial statements of AITI , including a balance sheet, attached as Exhibit B and made a part of this Agreement, are, in all respects, complete and correct and present fairly AITI 's financial position and the results of its operations on the dates and for the periods shown in this Agreement; provided, however, that interim financial statements are subject to customary year-end adjustments and accruals that, in the aggregate, will not have a material adverse effect on the overall financial condition or results of its operations. AITI has not engaged in any business not reflected in its financial statements. There have been no material adverse changes in the nature of its business, prospects, the value of assets or the financial condition since the date of its financial statements. There are no, and on the Closing Date there will be no, outstanding obligations or liabilities of AITI except as specifically set forth in the financial statements and the other attached schedules and exhibits. There is no information known to AITI or UTEK that would prevent the financial statements of AITI from being audited in accordance with generally accepted accounting principles.

                  (l) Taxes. All returns, reports, statements and other similar filings required to be filed by AITI with respect to any federal, state, local or foreign taxes, assessments, interests, penalties, deficiencies, fees and other governmental charges or impositions have been timely filed with the appropriate governmental agencies in all jurisdictions in which such tax returns and other related filings are required to be filed; all such tax returns properly reflect all liabilities of AITI for taxes for the periods, property or events covered by this Agreement; and all taxes, whether or not reflected on those tax returns, and all taxes claimed to be due from AITI by any taxing authority, have been properly paid, except to the extent reflected on AITI 's financial statements, where AITI has contested in good faith by appropriate proceedings and reserves have been established on its financial statements to the full extent if the contest is adversely decided against it. AITI has not received any notice of assessment or proposed assessment in connection with any tax returns, nor is AITI a party to or to the best of its knowledge, expected to become a party to any pending or threatened action or proceeding, assessment or collection of taxes. AITI has not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any taxes. There are no tax liens (other than any lien which arises by operation of law for current taxes not yet due and payable) on any of its assets. There is no basis for any additional assessment of taxes, interest or penalties. AITI has made all deposits required by law to be made with respect to employees' withholding and other employment taxes, including without limitation the portion of such deposits relating to taxes imposed upon AITI. AITI is not and has never been a party to any tax-sharing agreements with any other person or entity.

                  (m) Absence of Certain Changes or Events. From the date of the full execution of the Term Sheet until the Closing Date, AITI has not, and without the written consent of CYDY, it will not have:

                           (1) Sold, encumbered, assigned let lapsed or
transferred any of its material assets, including without limitation the Intellectual Property, the License and SRA Agreements or any other material asset;

                           (2) Amended or terminated the License and SRA
Agreements or other material agreement or done any act or omitted to do any act which would cause the breach of the License and SRA Agreements or any other material agreement;

                           (3) Suffered any damage, destruction or loss whether
or not in control of AITI;

                           (4) Made any commitments or agreements for capital
expenditures or otherwise;

                           (5) Entered into any transaction or made any
commitment not disclosed to CYDY;

                           (6) Incurred any material obligation or liability for
borrowed money;

                           (7) Done or omitted to do any act, or suffered any
other event of any character, which is reasonable to expect, would adversely affect the future condition (financial or otherwise), assets or liabilities or business of AITI ; or

                           (8) Taken any action, which could reasonably be
foreseen to make any of the representations or warranties made by AITI or UTEK untrue as of the date of this Agreement or as of the Closing Date.

                  (n) Material Agreements. Exhibit A attached contains a true and complete list of all contemplated and executed agreements between AITI and a third party. A complete and accurate copies of all material agreements, contracts and commitments of the following types, whether written or oral, to which it is a party or is bound (Contracts), has been provided to CYDY. Such executed Contracts are, and such contemplated Contracts will be, at the Closing Date, in full force and effect without modifications or amendment and constitute the legally valid and binding obligations of AITI in accordance with their respective terms and will continue to be valid and enforceable following the Acquisition. AITI is not, and will not be at the Closing Date, in default of any of the Contracts. In addition:

                           (1) There are no outstanding unpaid promissory notes,
mortgages, indentures, deed of trust, security agreements and other agreements and instruments relating to the borrowing of money by or any extension of credit to AITI ; and

                           (2) There are no outstanding operating agreements,
lease agreements or similar agreements by which AITI is bound; and

                           (3) The complete final draft of the License and SRA
Agreements has been provided to CYDY; and

                           (4) Except as set forth in (3) above, there are no
outstanding licenses to or from others of any Intellectual Property and trade names; and

                           (5) There are no outstanding agreements or
commitments to sell, lease or otherwise dispose of any of AITI's property; and

                           (6) There are no breaches of any agreement to which
AITI is a party.

                  (o) Compliance with Laws. AITI is in compliance with all applicable laws, rules, regulations and orders promulgated by any federal, state or local government body or agency relating to its business and operations.

                  (p) Litigation. There is no suit, action or any arbitration, administrative, legal or other proceeding of any kind or character, or any governmental investigation pending or to the best knowledge of AITI or UTEK, threatened against AITI , the Technology, or License and SRA Agreements, affecting its assets or business (financial or otherwise), and neither AITI nor UTEK is in violation of or in default with respect to any judgment, order, decree or other finding of any court or government authority relating to the assets, business or properties of AITI or the transactions contemplated hereby. There are no pending or threatened actions or proceedings before any court, arbitrator or administrative agency, which would, if adversely determined, individually or in the aggregate, materially and adversely affect the assets or business of AITI or the transactions contemplated hereby.

                  (q) Employees. AITI has no and never had any employees. AITI is not a party to or bound by any employment agreement or any collective bargaining agreement with respect to any employees. AITI is not in violation of any law, rule or regulation relating to employment of employees.

                  (r) Neither AITI nor UTEK has any knowledge of any existing or threatened occurrence, action or development that could cause a material adverse effect on AITI or its business, assets or condition (financial or otherwise) or prospects.

                  (s) Employee Benefit Plans. There are no and have never been any employee benefit plans, and there are no commitments to create any, including without limitation as such term is defined in the Employee Retirement Income Security Act of 1974, as amended, in effect, and there are no outstanding or un-funded liabilities nor will the execution of this Agreement and the actions contemplated in this Agreement result in any obligation or liability to any present or former employee.

                  (t) Books and Records. The books and records of AITI are complete and accurate in all material respects, fairly present its business and operations, have been maintained in accordance with good business practices, and applicable legal requirements, and accurately reflect in all material respects its business, financial condition and liabilities.

                  (u) No Broker's Fees. Neither UTEK nor AITI has incurred any investment banking, advisory or other similar fees or obligations in connection with this Agreement or the transactions contemplated by this Agreement.

                  (v) Full Disclosure. All representations or warranties of UTEK and AITI are true, correct and complete in all material respects to the best of UTEK's and AITI 's knowledge on the date of this Agreement and shall be true, correct and complete in all material respects as of the Closing Date as if they were made on such date. No statement made by them in this Agreement or in the exhibits and schedules to this Agreement or any document delivered by them or on their behalf pursuant to this Agreement contains an untrue statement of material fact or omits to state all material facts necessary to make the statements in this Agreement not misleading in any material respect in light of the circumstances in which they were made.

         2.02 Representations and Warranties of CYDY. CYDY represents and warrants to UTEK and AITI that the facts set forth below are true and correct.

                  (a) Organization. CYDY is a corporation duly organized, validly existing and in good standing under the laws of Colorado, is qualified to do business as a foreign corporation in other jurisdictions in which the conduct of its business or the ownership of its properties require such qualification, and have all requisite power and authority to conduct its business and operate its properties.

                  (b) Authorization. The execution of this Agreement and the consummation of the Acquisition and the other transactions contemplated by this Agreement have been duly authorized by the board of directors of CYDY; no other corporate action on CYDY's part is necessary in order to execute, deliver, consummate and perform its obligations hereunder; and it has all requisite corporate and other authority to execute and deliver this Agreement and consummate the transactions contemplated by this Agreement.

                  (c) Capitalization. The authorized capital of CYDY consists of 25,000,000 (Twenty Five Million) shares (20,000,000 shares of common and 5,000,000 shares of preferred stock) with no par value per share (CYDY Common Shares) and on the Effective Date of the Acquisition, 11,201,264 (Eleven Million, Two Hundred One Thousand, Two Hundred Sixty Four) shares of CYDY Common Shares (which will include the 2,000,000 (Two Million) CYDY Shares issued at the closing of the Acquisition) will be issued and outstanding. All issued and outstanding CYDY Common Shares have been duly and validly issued and are fully paid and non-assessable shares and have not been issued in violation of any preemptive or other rights of any other person or any applicable laws.

                 (d) Binding Effect. The execution, delivery, performance and consummation of the Acquisition and the transactions contemplated by this Agreement will not violate any obligation to which CYDY is a party and will not create a default hereunder, and this Agreement constitutes a legal, valid and binding obligation of CYDY, enforceable in accordance with its terms, except as the enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditor's rights generally and by the availability of injunctive relief, specific performance or other equitable remedies.

                  (e) Litigation Relating to this Agreement. There are no suits, actions or proceedings pending or to its knowledge threatened which seek to enjoin the Acquisition or the transactions contemplated by this Agreement or which, if adversely decided, would have a materially adverse effect on its business, results of operations, assets, prospects or the results of its operations of CYDY.

                  (f) No Conflicting Agreements. Neither the execution and delivery of this Agreement nor the fulfillment of or compliance by CYDY with the terms or provisions of this Agreement will result in a breach of the terms, conditions or provisions of, or constitute default under, or result in a violation of, the corporate charter or bylaws, or any agreement, contract, instrument, order, judgment or decree to which it is a party or by which it or any of its assets are bound, or violate any provision of any applicable law, rule or regulation or any order, decree, writ or injunction of any court or governmental entity which materially affects its assets or business.

                  (g) Consents. Assuming the correctness of UTEK's and AITI's representations, no consent from or approval of any court, governmental entity or any other person is necessary in connection with its execution and delivery of this Agreement; and the consummation of the transactions contemplated by this Agreement will not require the approval of any entity or person in order to prevent the termination of any material right, privilege, license or agreement relating to CYDY or its assets or business.

                  (h) Financial Statements. The unaudited financial statements of CYDY attached as Exhibit C present fairly its financial position and the results of its operations on the dates and for the periods shown on such statements; provided, however, that interim financial statements are subject to customary year-end adjustments and accruals that, in the aggregate, will not have a material adverse effect on the overall financial condition or results of its operations. CYDY has not engaged in any business not reflected in its financial statements. There have been no material adverse changes in the nature of its business, prospects, the value of assets or the financial condition since the date of its financial statements. There are no outstanding obligations or liabilities of CYDY except as specifically set forth in the CYDY financial statements.

                  (i) Full Disclosure. All representations or warranties of CYDY are true, correct and complete in all material respects on the date of this Agreement and shall be true, correct and complete in all material respects as of the Closing Date as if they were made on such date. No statement made by it in this Agreement or in the exhibits to this Agreement or any document delivered by it or on its behalf pursuant to this Agreement contains an untrue statement of material fact or omits to state all material facts necessary to make the statements in this Agreement not misleading in any material respect in light of the circumstances in which they were made.

                  (j) Compliance with Laws. CYDY is in compliance with all applicable laws, rules, regulations and orders promulgated by any federal, state or local government body or agency relating to its business and operations.

                  (k) Litigation. There is no suit, action or any arbitration, administrative, legal or other proceeding of any kind or character, or any governmental investigation pending or, to the best knowledge of CYDY, threatened against CYDY materially affecting its assets or business (financial or otherwise), and CYDY is not in violation of or in default with respect to any judgment, order, decree or other finding of any court or government authority. There are no pending or, to the knowledge of CYDY, threatened actions or proceedings before any court, arbitrator or administrative agency, which would, if adversely determined, individually or in the aggregate, materially and adversely affect its assets or business. CYDY has no knowledge of any existing or threatened occurrence, action or development that could cause a material adverse affect on CYDY or its business, assets or condition (financial or otherwise) or prospects.

                  (l) Development. CYDY agrees and warrants that it has the expertise necessary to and has had the opportunity to independently evaluate the inventions of the Licensed Patents and develop same for the market.

                  (m) Investment Company Status. CYDY is not an investment company, either registered or unregistered.

         2.03 Investment Representations of UTEK. UTEK represents and warrants to CYDY that:

                  (a) General. It has such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in CYDY Shares pursuant to the Acquisition. It is able to bear the economic risk of the investment in CYDY Shares, including the risk of a total loss of the investment in CYDY Shares. The acquisition of CYDY Shares is for its own account and is for investment and not with a view to any distribution of such shares. Except a permitted by law, it has no present intention of selling, transferring or otherwise disposing in any way of all or any portion of the shares at the present time. All information that it has supplied to CYDY is true and correct. It has conducted all investigations and due diligence concerning CYDY to evaluate the risks inherent in accepting and holding the shares which it deems appropriate, and it has found all such information obtained fully acceptable. It has had an opportunity to ask questions of the officers and directors of CYDY concerning CYDY Shares and the business and financial condition of and prospects for CYDY, and the officers and directors of CYDY have adequately answered all questions asked and made all relevant information available to them. UTEK is an "accredited investor," as the term is defined in Regulation D, promulgated under the Securities Act of 1933, amended, and the rules and regulations thereunder.

                  (b) Stock Transfer Restrictions. UTEK acknowledges that the CYDY Shares will not be registered and UTEK will not be permitted to sell or otherwise transfer the CYDY Shares in any transaction in contravention of the following legend, which will be imprinted in substantially the following form on the stock certificate representing CYDY Shares:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ACT), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED PURSUANT TO THE PROVISION OF THE ACT AND THE LAWS OF SUCH STATES UNDER WHOSE LAWS A TRANSFER OF SECURITIES WOULD BE SUBJECT TO A REGISTRATION REQUIREMENT, UNLESS UTEK CORPORATION HAS OBTAINED AN OPINION OF COUNSEL STATING THAT SUCH DISPOSITION IS IN COMPLIANCE WITH AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION.

                   (c) Legend. Subject to Rule 144 restrictions, 24 months following the stock acquisition described herein, CYDY agrees to and shall direct its transfer agent to remove the above legend upon the issuance by UTEK's legal counsel that the above legend can be removed from UTEK's shares. CYDY agrees to and promptly shall provide any information requested by UTEK or UTEK's counsel and to make further direction to its transfer agent as necessary for such issuance of an opinion regarding removal of the legend or the sale of such restricted shares under Rule 144 or other available exemption from registration.

                  (d) 144 Sales. Notwithstanding the restrictions set forth in
(c) above, CYDY agrees to instruct its transfer agent to comply with UTEK's request, following the issuance of an opinion letter from UTEK's legal counsel, allowing UTEK to sell the referenced shares 12 months following the stock acquisition, which will be subject to Rule 144 restrictions.

                   (e) Damages. In the event that CYDY fails to direct its transfer agent to remove the legend within fifteen (15) days of request by UTEK, CYDY shall be liable to pay damages to UTEK equaling the difference between the amount UTEK would have sold the shares for and what it actually did sell the shares for due to the legend not being removed.


                                    ARTICLE 3
                          TRANSACTIONS PRIOR TO CLOSING

         3.01. Corporate Approvals. Prior to Closing Date, each of the parties shall submit this Agreement to its board of directors and, if necessary, its respective shareholders and obtain approval of this Agreement. Copies of corporate actions taken shall be provided to each party.

         3.02 Access to Information. Each party agrees to permit, upon reasonable notice, the attorneys, accountants, and other representatives of the other parties reasonable access during normal business hours to its properties and its books and records to make reasonable investigations with respect to its affairs, and to make its officers and employees available to answer questions and provide additional information as reasonably requested.

         3.03 Expenses. Each party agrees to bear its own expenses in connection with the negotiation and consummation of the Acquisition and the transactions contemplated by this Agreement.

         3.04 Covenants. Except with the prior written approval of CYDY or of AITI or UTEK, as the case may be, each party agrees that it will:

                  (a) Use its good faith efforts to obtain all requisite licenses, permits, consents, approvals and authorizations necessary in order to consummate the Acquisition; and

                  (b) Notify the other parties upon the occurrence of any event which would have a materially adverse effect upon the Acquisition or the transactions contemplated by this Agreement or upon the business, assets or results of operations; and

                  (c) Not modify its corporate structure, except, upon prior written notice to the other parties, as necessary or advisable in order to consummate the Acquisition and the transactions contemplated by this Agreement.

                                    ARTICLE 4
                              CONDITIONS PRECEDENT

         The obligation of the parties to consummate the Acquisition and the transactions contemplated by this Agreement are subject to the following conditions that may be waived, to the extent permitted by law:

         4.01. Each party must obtain the approval of its board of directors and such approval shall not have been rescinded or restricted.

         4.02. Each party shall obtain all requisite licenses, permits, consents, authorizations and approvals required to complete the Acquisition and the transactions contemplated by this Agreement.

         4.03. There shall be no claim or litigation instituted or threatened in writing by any person or government authority seeking to restrain or prohibit any of the contemplated transactions contemplated by this Agreement or challenge the right, title and interest of UTEK in the AITI Shares, AITI in the License and SRA Agreements, or the right of AITI or UTEK to consummate the Acquisition contemplated hereunder.

         4.04. The representations and warranties of the parties shall be true and correct in all material respects at the Effective Date.

         4.05. The Technology and Intellectual Property shall have been prosecuted in good faith with reasonable diligence.

         4.06. The License and SRA Agreements shall have been executed and delivered by all parties thereto and, to the best knowledge of UTEK and AITI , the License and SRA Agreements shall be valid and in full force and effect without any default under such agreement.

          4.07. CYDY shall have received, at or within 5 days before the Closing Date, each of the following:

                  (a) the stock certificates representing the AITI Shares, duly endorsed (or accompanied by duly executed stock powers) by UTEK for cancellation;

                  (b) all documentation relating to AITI 's business, all in form and substance satisfactory to CYDY;

                  (c) such agreements, files and other data and documents pertaining to AITI 's business as CYDY may reasonably request;

                  (d) copies of the general ledgers and books of account of AITI, and all federal, state and local income, franchise, property and other tax returns filed by AITI since the inception of AITI ;

                  (e) certificates of (i) the Secretary of State of the State of Florida as to the legal existence and good standing, as applicable (including tax), of AITI in Florida;

                  (f) the original corporate minute books of AITI , including the articles of incorporation and bylaws of AITI , and all other documents filed in this Agreement;

                  (g) all consents, assignments or related documents of conveyance to give CYDY the benefit of the transactions contemplated hereunder;

                  (h) such documents as may be needed to accomplish the Closing under the corporate laws of the states of incorporation of CYDY and AITI , and

                  (i) such other documents, instruments or certificates as CYDY, or its counsel may reasonably request.

         4.08. CYDY shall have completed its due diligence investigation of AITI to CYDY's satisfaction in its sole discretion.

         4.09. CYDY shall receive the resignations of each director and officer of AITI effective the Closing Date.

                                    ARTICLE 5
                    INDEMNIFICATION AND LIABILITY LIMITATION

         5.01.     Survival of Representations and Warranties.
                   -------------------------------------------

                  (a) The representations and warranties made by UTEK and AITI shall survive for a period of 1 year after the Closing Date, and thereafter all such representation and warranties shall be extinguished, except with respect to claims then pending for which specific notice has been given during such 1-year period.

                  (b) The representations and warranties made by CYDY shall survive for a period of 1 year after the Closing Date, and thereafter all such representations and warranties shall be extinguished, except with respect to claims then pending for which specific notice has been given during such 1-year period.

         5.02 Limitations on Liability. CYDY agrees that UTEK shall not be liable under this agreement to CYDY or their respective successor's, assigns or affiliates except where damages result directly from the gross negligence or willful misconduct of UTEK or its employees. In no event shall UTEK's liability exceed the total amount of the fees paid to UTEK under this agreement, nor shall UTEK be liable for incidental or consequential damages of any kind. CYDY shall indemnify UTEK, and hold UTEK harmless against any and all claims by third parties for losses, damages or liabilities, including reasonable attorneys fees and expenses ("Losses"), arising in any manner out of or in connection with the rendering of services by UTEK under this Agreement, unless it is finally judicially determined that such Losses resulted from the negligence or willful misconduct of UTEK. The terms of this paragraph shall survive the termination of this agreement and shall apply to any controlling person, director, officer, employee or affiliate of UTEK.

         5.03 Indemnification. CYDY agrees to indemnify and hold harmless UTEK and its subsidiaries and affiliates and each of its and their officers, directors, principals, shareholders, agents, independent contactors and employees (collectively "Indemnified Persons") from and against any and all claims, liabilities, damages, obligations, costs and expenses (including reasonable attorneys' fees and expenses and costs of investigation) arising out of or relating to matters or arising from this Agreement, except to the extent that any such claim, liability, obligation, damage, cost or expense shall have been determined by final non-appealable order of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Person or Persons in respect of whom such liability is asserted.


                                    ARTICLE 6
                                    REMEDIES

         6.01 Specific Performance. Each party's obligations under this Agreement are unique. If any party should default in its obligations under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages. Accordingly, the non-defaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate.

         6.02 Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

                                    ARTICLE 7
                                   ARBITRATION

         In the event a dispute arises with respect to the interpretation or effect of this Agreement or concerning the rights or obligations of the parties to this Agreement, the parties agree to negotiate in good faith with reasonable diligence in an effort to resolve the dispute in a mutually acceptable manner. Failing to reach a resolution of this Agreement, either party shall have the right to submit the dispute to be settled by arbitration under the Commercial Rules of Arbitration of the American Arbitration Association. The parties agree that, unless the parties mutually agree to the contrary such arbitration shall be conducted in New York, New York. The cost of arbitration shall be borne by the party against whom the award is rendered or, if in the interest of fairness, as allocated in accordance with the judgment of the arbitrators. All awards in arbitration made in good faith and not infected with fraud or other misconduct shall be final and binding. The arbitrators shall be selected as follows: one by CYDY, one by UTEK and a third by the two selected arbitrators. The third arbitrator shall be the chairman of the panel.

                                    ARTICLE 8
                                  MISCELLANEOUS

         8.01. No party may assign this Agreement or any right or obligation of it hereunder without the prior written consent of the other parties to this Agreement. No permitted assignment shall relieve a party of its obligations under this Agreement without the separate written consent of the other parties.

         8.02. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

         8.03. Each party agrees that it will comply with all applicable laws, rules and regulations in the execution and performance of its obligations under this Agreement.

         8.04. This document constitutes a complete and entire agreement among the parties with reference to the subject matters set forth in this Agreement. No statement or agreement, oral or written, made prior to or at the execution of this Agreement and no prior course of dealing or practice by either party shall vary or modify the terms set forth in this Agreement without the prior consent of the other parties to this Agreement. This Agreement may be amended only by a written document signed by the parties.

         8.05. Notices or other communications required to be made in connection with this Agreement shall be sent by U.S. mail, certified, return receipt requested, personally delivered or sent by express delivery service and delivered to the parties at the addresses set forth below or at such other address as may be changed from time to time by giving written notice to the other parties.

         8.06. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         8.07. This Agreement may be executed in multiple counterparts, each of which shall constitute one and a single Agreement.

         8.08. Any facsimile signature of any part to this Agreement or to any other Agreement or document executed in connection of this Agreement should constitute a legal, valid and binding execution by such parties.



                            (signatures on next page)

CYTODYN, INC.                              ADVANCED INFLUENZA TECHNOLOGIES, INC.


By:__________________________________      By:__________________________________

   Allen D. Allen,                            Joel Edelson
   Chief Executive Officer                    President


   Address:                                   Address:
   27 E. Palace Avenue                        2109 E. Palm Avenue
   Suite M                                    Tampa, Florida 33605
   Santa Fe NM 87501


Date: _________________________            Date: _________________________



UTEK CORPORATION




By:___________________________
   Douglas C. Schaedler,
   Chief Operating Officer

   Address:
   2109 E. Palm Avenue
   Tampa, Florida 33605

Date: _________________________



                                            By:_________________________________

                                            ____________________________________

                                            Compliance Officer Approval

                                            Date: _________________________

                                    EXHIBIT A

                             Outstanding Agreements:

Exclusive and non-exclusive license agreements from the University of Massachusetts Medical School in Worcester, MA, and the Sponsored Research Agreement from the University of Massachusetts Medical School in Worcester, MA, all attached hereto and embodied herein by reference as if fully set forth in this Agreement.

                                    EXHIBIT B

                 ASSETS OF ADVANCED INFLUENZA TECHNOLOGIES, INC.



When delivered to CYDY by Utek, AITI shall have the following assets:

    1) The exclusive and non-exclusive license agreements referenced in Appendix A, with the first year's fees fully paid,

    2) $675,000 in cash against which there is no obligation or liability over the first year as shown in the Financial Statements as of July 7, 2006

                                    EXHIBIT C

                                  CytoDyn, Inc.

                               FORM 10-QSB AMENDED

                   QUARTERLY REPORT UNDER SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                      For Quarter Ended: February 28, 2006
                        Commission File Number 000-49908